Exhibit 3. 373

     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “STARKE PHYSICIAN PRACTICES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2007, AT 12:46 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “STARKE PHYSICIAN PRACTICES, LLC”.

4324232 8100H	/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
110292741	AUTHENTICATION: 8620173
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 03-14-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 03/27/2007
FILED 12:46 PM 03/27/2007
SRV 070365267 – 4324232 FILE
Certificate of Formation
of
Starke Physician Practices, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Starke Physician Practices, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of March 27, 2007.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person